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                                                                   EXHIBIT B-215

                           CERTIFICATE OF MERGER OF
                     GPU SOLAR, L.L.C. AND GPU SOLAR, INC.



To the Secretary of State
State of New Jersey



          Pursuant to the provisions of Section 42:2B-20 of the New Jersey Limited Liability Company Act and Section 14A:10-4.1 of the New Jersey Business Corporation Act, it is hereby certified that:

          1. The names of the merging entities are GPU Solar, Inc., which is a corporation of the State of New Jersey, and GPU Solar, L.L.C., which is a limited liability company of the State of New Jersey.

          2. GPU Solar, Inc. will continue its existence as the surviving corporation under its present name pursuant to the provisions of the New Jersey Business Corporation Act.

          3. Annexed hereto and made a part hereof is the plan for merging GPU Solar, L.L.C. with and into GPU Solar, Inc. (the "Plan of Merger") as approved by the directors and the shareholders entitled to vote of GPU Solar, Inc. and by the managers and the members entitled to vote of GPU Solar, L.L.C. and as executed by GPU Solar, Inc. and GPU Solar L.L.C. on January 7, 1998.


          4. The number of shares of GPU Solar, Inc. which were entitled to vote at the time of the approval of the Plan of Merger by its shareholders is 100, all of which are of one class. All of the shareholders entitled to vote of the aforesaid corporation approved the Plan of Merger pursuant to their written consents without a meeting of shareholders, and the number of shares represented by such consents is 100. The date of said consents and approval was January 7, 1998.

          5. The number of members of GPU Solar, L.L.C. which were entitled to vote at the time of the approval of the Plan of Merger is two. Both of the members entitled to vote of the aforesaid limited liability company approved the Plan of Merger pursuant to their written consents. The date of said consents and approval was January 7, 1998.
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          6.   The merger shall be effective upon the filing of this certificate of merger.

          7. The Plan of Merger is on file at GPU Solar, Inc., One Upper Pond Road, Parsippany, New Jersey 07054.

          8. A copy of the Plan of Merger shall be furnished by GPU Solar, Inc., on request and without cost, to any member of any domestic limited liability company or any person holding an interest in any other business entity which is to merge or consolidate.



Executed on January 7, 1998


                          By:___________________________________
                          Name:  James R. Torpey, Jr.
                          Title: President of GPU Solar, Inc.



                          By: __________________________________
                          Name:  James R. Torpey, Jr.
                          Title: Manager of GPU Solar, L.L.C.

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